Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
mediateam@allstate.com        invrel@allstate.com

Allstate Reports Excellent Q3 2026 Results
NORTHBROOK, Ill., Nov. 4, 2026 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2026.
“Allstate delivered excellent financial results and increased Property-Liability growth in the third quarter,” said Tom Wilson, who leads The Allstate Corporation. “Revenues were $17.3 billion as total policies in force reached 217.6 million, with a 3.3% increase in Property-Liability policies. Net income was $2.1 billion, or $8.03 per diluted share, and adjusted net income* was $2.5 billion, or $9.76 per diluted share. Earnings reflected strong underwriting margins on auto and homeowners insurance, higher investment income and continued growth of Protection Services.”

“The strategy to grow personal property-liability market share and expand Protection Services through Transformative Growth and building Allstate’s Large Language Intelligent Ecosystem (ALLIE) reached several important milestones. Auto and homeowners insurance policies were 3.4% and 3.3% higher than last year, respectively, as new Affordable, Simple and Connected products and broad distribution resulted in increased market share. Protection Plans’ international revenues are growing rapidly. ALLIE has been expanded to handle millions of service calls with additional capabilities planned for early 2027. We continue to innovate to create the future of protection,” concluded Wilson.

Third Quarter 2026 Results
•Total revenues of $17.3 billion in the third quarter of 2026 were $93 million, or 0.5% higher than the prior year quarter.
•Net income applicable to common shareholders was $2.1 billion in the third quarter of 2026, compared to $3.7 billion in the prior year quarter primarily due to increased catastrophe losses, a gain on sale of the group health business in 2025 and net losses on investments and derivatives, partially offset by increased premiums earned.
•Adjusted net income* was $2.5 billion, or $9.76 per diluted share, compared to $3.0 billion in the prior year quarter.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions, except per share data and ratios)	2026	2025	% / pts Change	2026	2025	% / pts Change
Consolidated revenues	$17,348	$17,255	0.5%	$52,885	$50,340	5.1%
Net income applicable to common shareholders	2,050	3,717	(44.8)%	7,719	6,362	21.3%
per diluted common share	8.03	13.95	(42.4)%	29.79	23.76	25.4%
Adjusted net income*	2,493	2,976	(16.2)%	7,620	5,516	38.1%
per diluted common share*	9.76	11.17	(12.6)%	29.41	20.60	42.8%
Return on Allstate common shareholders’ equity (trailing 12 months)
Net income applicable to common shareholders				41.3%	37.2%	4.1
Adjusted net income*				39.7%	34.7%	5.0
Common shares outstanding (in millions)				248.8	262.1	(5.1)%
Book value per common share				$120.23	$95.95	25.3%
Total policies in force (in thousands)				217,610	209,481	3.9%
* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
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•Property-Liability earned premiums of $15.1 billion increased 3.8% in the third quarter of 2026 compared to the prior year, primarily driven by policies in force growth and higher homeowners insurance average premiums.

Property-Liability Results
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions)	2026	2025	% / pts Change	2026	2025	% / pts Change
Premiums written	$16,020	$15,630	2.5%	$46,076	$44,974	2.5%
Premiums earned	$15,086	$14,533	3.8%	$44,806	$42,906	4.4%
Recorded combined ratio	86.6	80.1	6.5	85.1	89.4	(4.3)
Underlying combined ratio*	80.5	78.7	1.8	80.0	80.4	(0.4)
Catastrophe losses	$1,650	$558	195.7%	$4,612	$4,750	(2.9)%
Underwriting income	$2,022	$2,894	(30.1)%	$6,686	$4,534	47.5%
Policies in force (in thousands)				39,319	38,056	3.3%
◦Premiums written increased 2.5% compared to the prior year quarter, reflecting policies in force growth and higher homeowners insurance average premiums, partially offset by lower auto insurance average premiums reflecting a shift in product mix toward Allstate-branded Affordable, Simple, Connected auto insurance products.

◦Property-Liability recorded combined ratio was 86.6 for the quarter, which was 6.5 points above the prior year quarter primarily due to 7.1 points of higher catastrophe losses, partially offset by 2.4 points of more favorable non-catastrophe prior year reserve releases.

◦Underwriting income was $2.0 billion compared to $2.9 billion in the prior year quarter, primarily reflecting the impact of increased catastrophe losses.

◦Policies in force increased by 3.3%, reflecting growth in auto and homeowners insurance policies.

◦Allstate-branded Affordable, Simple, Connected auto insurance products are now available in 46 states with the homeowners insurance product available in 42 states. Custom360® middle market standard and preferred auto and homeowners insurance products for the independent agent channel are available in 41 and 42 states, respectively.

Exhibit 99.1
◦Allstate Protection auto insurance results reflect continued execution of Transformative Growth, with strong margins and policies in force growth supported by increased customer value and expanded distribution.

Allstate Protection Auto Results
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions, except ratios)	2026	2025	% / pts Change	2026	2025	% / pts Change
Premiums written	$9,884	$9,869	0.2%	$29,306	$29,250	0.2%
Premiums earned	$9,654	$9,593	0.6%	$28,845	$28,468	1.3%
Recorded combined ratio	83.2	82.0	1.2	82.8	86.4	(3.6)
Underlying combined ratio*	89.8	86.0	3.8	89.0	88.3	0.7
Underwriting income	$1,623	$1,726	(6.0)%	$4,958	$3,873	28.0%
Policies in force (in thousands)				26,204	25,332	3.4%

◦Written and earned premiums grew 0.2% and 0.6%, respectively, compared to the prior year quarter, as policies in force growth was largely offset by lower average premiums.

◦The recorded auto insurance combined ratio was 83.2 in the third quarter of 2026 compared to 82.0 in the prior year quarter, reflecting 3.6 points of higher underlying losses and 1.5 points of higher catastrophe losses, partially offset by 4.1 points of more favorable prior year reserve releases.

◦The underlying auto insurance combined ratio* was 89.8 in the third quarter of 2026, compared to 86.0 in the prior year quarter. The third quarter benefited from 1.6 points of favorable development for claims reported in the first half of 2026.

◦Auto insurance policies in force grew by 3.4% with new business increasing 6.3% from the prior year quarter, reflecting expanded distribution, increased marketing and new products.

◦Allstate Protection homeowners insurance remains a competitive advantage and continues to deliver strong underlying profitability and policies in force growth.

Allstate Protection Homeowners Results
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions, except ratios)	2026	2025	% / pts Change	2026	2025	% / pts Change
Premiums written	$4,950	$4,607	7.4%	$13,443	$12,455	7.9%
Premiums earned	$4,325	$3,880	11.5%	$12,690	$11,308	12.2%
Recorded combined ratio	89.5	71.5	18.0	89.3	94.9	(5.6)
Catastrophe losses	$1,330	$479	177.7%	$3,784	$3,917	(3.4)%
Underlying combined ratio*	60.1	59.8	0.3	60.7	60.2	0.5
Underwriting income	$452	$1,107	(59.2)%	$1,363	$580	135.0%
Policies in force (in thousands)				7,896	7,642	3.3%
◦Written and earned premiums increased by 7.4% and 11.5%, respectively, compared to the prior year quarter, due to higher average premiums and policies in force growth. Allstate brand homeowners insurance average gross written premium increased 4.9% compared to the prior year quarter, reflecting rate increases and higher home replacement costs.

◦The recorded homeowners insurance combined ratio was 89.5 in the third quarter of 2026, compared to 71.5 in the prior year quarter, primarily reflecting higher catastrophe losses.

◦Catastrophe losses were $1.3 billion in the quarter compared to $479 million the prior year.

◦The underlying homeowners insurance combined ratio* was 60.1 in the third quarter of 2026, compared to 59.8 in the prior year quarter.

Exhibit 99.1
◦Underwriting income was $452 million compared to $1.1 billion in the prior year quarter, reflecting higher catastrophe losses.

◦Policies in force increased 3.3% compared to the prior year quarter, with growth across the exclusive agency, independent agency and direct channels. New business was strong, increasing 10.2% compared to the prior year quarter.

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•Protection Services broadens Allstate’s customer value proposition through embedded protection products and services across five businesses. Revenues increased to $964 million in the third quarter of 2026, 6.9% higher than the prior year quarter, primarily due to Protection Plans and Roadside growth. Adjusted net income of $64 million increased by $18 million compared to the prior year quarter, led by growth in Protection Plans.

Protection Services Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2026	2025	% / $ Change	2026	2025	% / $ Change
Total revenues (1)	$964	$902	6.9%	$2,821	$2,629	7.3%
Protection Plans	631	588	7.3	1,859	1,691	9.9
Roadside	70	59	18.6	199	170	17.1
Dealer Services	148	148	—	443	442	0.2
Identity Protection	39	39	—	119	120	(0.8)
Arity	76	68	11.8	201	206	(2.4)

Adjusted net income (loss)	$64	$46	$18	$164	$161	$3
Protection Plans	47	34	13	130	130	—
Roadside	14	12	2	39	34	5
Dealer Services	7	6	1	15	14	1
Identity Protection	2	2	—	5	5	—
Arity	(6)	(8)	2	(25)	(22)	(3)
(1)Excludes net gains and losses on investments and derivatives.

◦Protection Plans continued to expand domestically and internationally. Revenue of $631 million increased $43 million, or 7.3%, compared to the prior year quarter. Adjusted net income of $47 million in the third quarter of 2026 increased $13 million compared to the prior year quarter primarily reflecting higher gross margins and reduced operating expenses.

◦Roadside revenue of $70 million in the third quarter of 2026 increased 18.6% compared to the prior year quarter reflecting increased bundling with Allstate-branded Affordable, Simple, Connected auto insurance products and new partnerships. Adjusted net income of $14 million in the third quarter was $2 million higher than the prior year quarter.

◦Dealer Services generated revenue of $148 million, flat compared to the prior year quarter. Adjusted net income was $7 million compared to $6 million in the prior year quarter.

◦Identity Protection revenue was $39 million and adjusted net income was $2 million in the third quarter of 2026, in line with the prior year quarter.

◦Arity revenue increased 11.8% to $76 million compared to the prior year quarter driven by higher lead generation advertising sales. Adjusted net loss was $6 million in the third quarter of 2026 compared to a loss of $8 million in the prior year quarter. In October, Arity acquired INRIX, Inc., a transportation intelligence and mobility analytics provider, expanding Arity’s mobility data and analytics capabilities. In November, Arity entered into a definitive agreement to acquire the remaining ownership of Replica, a mobility data and technology company. The acquisition is expected to close before the end of 2026, subject to customary closing conditions.

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Exhibit 99.1
•Allstate Investments uses a proactive approach to balancing enterprise risk and return across the $87.4 billion portfolio. Net investment income of $1.2 billion in the third quarter of 2026 increased by $228 million from the prior year quarter, reflecting higher market-based and performance-based results.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2026	2025	$ / pts Change	2026	2025	$ / pts Change
Net investment income	$1,177	$949	$228	$3,124	$2,557	$567
Market-based (1)	887	780	107	2,515	2,232	283
Performance-based (1)	355	227	128	801	502	299
Net gains (losses) on investments and derivatives	$(545)	$252	$(797)	$105	$(241)	$346
Change in unrealized net capital gains and losses, pre-tax (2)	$(2,479)	$403	$(2,882)	$(2,958)	$1,435	$(4,393)
Total return on investment portfolio (2)	(2.1)%	2.0%	(4.1)	0.3%	4.8%	(4.5)
Total return on investment portfolio (2) (trailing 12 months)				1.3%	3.8%	(2.5)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $887 million in the third quarter of 2026, an increase of $107 million, or 13.7%, compared to the prior year quarter, reflecting growth in market-based asset balances to $77.6 billion and higher fixed income yields.

◦Performance-based investment income totaled $355 million in the third quarter of 2026, an increase of $128 million from the prior year quarter, reflecting private equity valuation increases. Performance-based assets provide diversification and attractive long-term returns despite periodic variability.

◦Net losses on investments and derivatives were $545 million in the third quarter of 2026, compared to gains of $252 million in the prior year quarter. Third quarter 2026 losses were primarily the result of higher interest rates, including losses on fixed income sales associated with ongoing portfolio management, fixed income exchange traded fund valuations and interest-rate related derivatives.

◦Unrealized net capital losses were $2.6 billion (pre-tax) at September 30, 2026, compared to losses of $97 million in the prior quarter, primarily reflecting lower fixed income valuations as interest rates increased.

◦Total return on the investment portfolio was negative 2.1% for the third quarter and 1.3% for the trailing 12 months.

Proactive Capital Management

“Allstate continues to generate strong financial results while investing to profitably grow the business,” said Chris Lown, Executive Vice President and Chief Financial Officer. “Adjusted net income return on equity* was 39.7% over the last 12 months, and approximately $1.5 billion was returned to shareholders in the third quarter through share repurchases and dividends. As of Sept. 30, $1.3 billion remains under the $4.0 billion share repurchase authorization initiated in February 2026. Disciplined capital management gives us the flexibility to fund growth and pursue attractive investment opportunities while returning excess capital to shareholders,” concluded Lown.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, Nov. 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Exhibit 99.1
Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate has 218 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2026	December 31, 2025
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $62,818 and $58,730)	$60,246	$59,115
Equity securities, at fair value (cost $9,200 and $8,026)	10,172	8,398
Mortgage loans, net	1,040	879
Limited partnership interests	9,058	8,844
Short-term, at fair value (amortized cost $5,781 and $4,888)	5,779	4,887
Other investments, net	1,080	1,114
Total investments	87,375	83,237
Cash	549	678
Premium installment receivables, net	12,376	11,474
Deferred policy acquisition costs	6,213	6,163
Reinsurance and indemnification recoverables, net	7,724	8,501
Accrued investment income	722	708
Deferred income taxes	235	—
Property and equipment, net	589	627
Goodwill	3,118	3,118
Receivable for securities sold	3,750	133
Other assets, net	5,198	5,119
Total assets	$127,849	$119,758
Liabilities
Reserve for property and casualty insurance claims and claims expense	$40,796	$41,079
Unearned premiums	30,378	29,080
Claim payments outstanding	1,661	1,419
Deferred income taxes	—	227
Payable for securities purchased	4,241	49
Other liabilities and accrued expenses	10,987	9,825
Debt	7,494	7,490
Total liabilities	95,557	89,169
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 249 million and 260 million shares outstanding	9	9
Additional capital paid-in	4,257	4,158
Retained income	69,282	62,393
Treasury stock, at cost (651 million and 640 million shares)	(41,090)	(38,206)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	(2,024)	297
Unrealized foreign currency translation adjustments	(136)	(55)
Unamortized pension and other postretirement prior service credit	10	11
Discount rate for reserve for future policy benefits	2	2
Total accumulated other comprehensive (loss) income	(2,148)	255
Total Allstate shareholders’ equity	32,311	30,610
Noncontrolling interest	(19)	(21)
Total equity	32,292	30,589
Total liabilities and equity	$127,849	$119,758

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

Revenues
Property and casualty insurance premiums	$15,856	$15,253	$47,079	$44,992
Accident and health insurance premiums and contract charges	136	110	406	832
Other revenue	724	691	2,171	2,200
Net investment income	1,177	949	3,124	2,557
Net gains (losses) on investments and derivatives	(545)	252	105	(241)
Total revenues	17,348	17,255	52,885	50,340

Costs and expenses
Property and casualty insurance claims and claims expense	9,943	8,654	28,990	29,718
Accident, health and other policy benefits	77	67	225	588
Amortization of deferred policy acquisition costs	2,220	2,101	6,600	6,264
Operating costs and expenses	2,336	2,265	6,876	6,645
Pension and other postretirement remeasurement (gains) losses	(28)	(108)	(155)	(30)
Restructuring and related charges	40	17	52	48
Amortization of purchased intangibles	46	59	139	175
Interest expense	97	101	291	301
Total costs and expenses	14,731	13,156	43,018	43,709

Gain on disposition of operations	—	720	—	1,610

Income from operations before income tax expense	2,617	4,819	9,867	8,241

Income tax expense	537	1,075	2,058	1,802

Net income	2,080	3,744	7,809	6,439

Less: Net income (loss) attributable to noncontrolling interest	1	(2)	2	(11)

Net income attributable to Allstate	2,079	3,746	7,807	6,450

Less: Preferred stock dividends	29	29	88	88

Net income applicable to common shareholders	$2,050	$3,717	$7,719	$6,362

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$8.15	$14.13	$30.20	$24.07
Weighted average common shares - Basic	251.6	263.1	255.6	264.3
Net income applicable to common shareholders per common share - Diluted	$8.03	$13.95	$29.79	$23.76
Weighted average common shares - Diluted	255.3	266.4	259.1	267.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended September 30,
	2026	2025	2026	2025
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$2,050	$3,717	$8.03	$13.95
Net (gains) losses on investments and derivatives	545	(252)	2.13	(0.95)
Pension and other postretirement remeasurement (gains) losses	(28)	(108)	(0.11)	(0.40)
Amortization of purchased intangibles	46	59	0.18	0.22
(Gain) loss on disposition	1	(723)	—	(2.71)
Income tax expense (benefit)	(121)	283	(0.47)	1.06
Adjusted net income *	$2,493	$2,976	$9.76	$11.17

	Nine months ended September 30,
	2026	2025	2026	2025
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$7,719	$6,362	$29.79	$23.76
Net (gains) losses on investments and derivatives	(105)	241	(0.41)	0.90
Pension and other postretirement remeasurement (gains) losses	(155)	(30)	(0.60)	(0.11)
Amortization of purchased intangibles	139	175	0.54	0.65
(Gain) loss on disposition	(6)	(1,616)	(0.02)	(6.03)
Income tax expense (benefit)	28	384	0.11	1.43
Adjusted net income *	$7,620	$5,516	$29.41	$20.60

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the 12 months ended September 30,
	2026	2025
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$11,522	$8,261
Denominator:
Beginning Allstate common shareholders’ equity	$25,504	$18,876
Ending Allstate common shareholders’ equity (1)	30,310	25,504
Average Allstate common shareholders’ equity	$27,907	$22,190
Return on Allstate common shareholders’ equity	41.3%	37.2%

($ in millions)	For the 12 months ended September 30,
	2026	2025
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$11,408	$7,578

Denominator:
Beginning Allstate common shareholders’ equity	$25,504	$18,876
Less: Unrealized net capital gains and losses	351	361
Adjusted beginning Allstate common shareholders’ equity	25,153	18,515

Ending Allstate common shareholders’ equity (1)	30,310	25,504
Less: Unrealized net capital gains and losses	(2,024)	351
Adjusted ending Allstate common shareholders’ equity	32,334	25,153
Average adjusted Allstate common shareholders’ equity	$28,744	$21,834
Adjusted net income return on Allstate common shareholders’ equity *	39.7%	34.7%
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(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year reserve reestimates, excluding catastrophes on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Combined ratio	86.6	80.1	85.1	89.4
Effect of catastrophe losses	(10.9)	(3.8)	(10.3)	(11.1)
Effect of prior year reserve reestimates, excluding catastrophes	5.1	2.7	5.5	2.4
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.3)
Underlying combined ratio*	80.5	78.7	80.0	80.4

Effect of prior year catastrophe reserve reestimates	0.1	(0.2)	0.2	(0.1)

Allstate Protection - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Combined ratio	83.2	82.0	82.8	86.4
Effect of catastrophe losses	(2.2)	(0.7)	(1.8)	(1.7)
Effect of prior year reserve reestimates, excluding catastrophes	9.1	5.0	8.2	4.0
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.2)	(0.4)
Underlying combined ratio*	89.8	86.0	89.0	88.3

Effect of prior year catastrophe reserve reestimates	(0.1)	—	(0.1)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Combined ratio	89.5	71.5	89.3	94.9
Effect of catastrophe losses	(30.8)	(12.3)	(29.8)	(34.6)
Effect of prior year reserve reestimates, excluding catastrophes	1.6	1.0	1.5	0.3
Effect of amortization of purchased intangibles	(0.2)	(0.4)	(0.3)	(0.4)
Underlying combined ratio*	60.1	59.8	60.7	60.2

Effect of prior year catastrophe reserve reestimates	0.5	(0.4)	0.5	—

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